Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 22, 2022, by and BETWEEN NYSWAP INC. a New York state corporation (the “Purchaser”) and PX Capital USA Inc., a Delaware state corporation (the “Seller”) (collectively, the “Parties”).

DEFINITIONS

(a)	“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business;

(b)	“Governmental Authority” means any legislature, administrative body, agency, instrumentality, court, tribunal or other authority of any international, national, federal, state, local, foreign or other government or political subdivision thereof;

(c)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

(d)	“Intellectual Property” means all intellectual property arising from or in respect of the following: (i) all patents and applications therefor, including continuations, continuations- in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, (iv) all software, (v) all Social Media Platforms, (vi) confidential information, know-how, trade secrets and inventions and (vii) all other intellectual property.

(e)	“Law” means any law, statute, ordinance, rule, regulation, judgment, decree, ruling, injunction or order of any Governmental Authority, as in effect from time to time, including as amended, modified or supplemented, in whole or in part, and including any rules and regulations promulgated thereunder.

(f)	“Lien” means any mortgage, deed of trust, collateral assignment, security interest, lien, pledge, hypothecation or other encumbrance.

(g)	“Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial conditions or prospects of either party, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

(h)	“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

RECITALS

WHEREAS, the Seller owns and operated NY Swap (the “App”), a peer-to-peer money transfer mobile application, and owns and otherwise has rights, title or interests in assets that relate primarily to, or are used primarily, or held for use primarily in connection with the operation of the App (collectively with the App, the “App Assets”); and

WHEREAS, the Purchaser is a wholly owned subsidiary of Wave Sync Corp. (“WAYS” or the “Parent Co”). WAYS is a company with its shares listed on the OTC Pink tier of the OTC markets with the ticker symbol “WAYS”.

WHEREAS, the Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, or cause to be sold to Purchaser, all of the App Assets (collectively, the “Purchased Assets”).

NOW, THEREFORE, in consideration of the foregoing and representations, warranties, covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF PURCHASED ASSETS

1.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment, conveyance, transfer and delivery of, all of Seller’s rights, title and interests in and to the Purchased Assets, including:

(a)	those Contracts of Seller that relate primarily to, or are used primarily or held for use primarily in connection with the operation of, the App, including any Intellectual Property Agreements (collectively, the “Purchased Contracts”);

(b)	those licenses and permits of Seller that relate primarily to, or are used primarily or held for use primarily in connection with the operation of, the App, including but not limited to licenses and permits to any Licensed Intellectual Property (collectively, the “Purchased Licenses”);

(c)	all rights to Intellectual Property Assets (the “Purchased Intellectual Property”);

(d)	all information, records, documents and files of Seller that relate in a material way to, or are used primarily or held for use in connection with the operation of, the App, or that relate to any Assumed Liabilities (collectively, the “Purchased Records”); provided, that Seller shall be entitled to keep a copy of all Purchased Records;

(e)	all rights of Seller under warranties, indemnities and similar rights against third parties to the extent related to any Purchased Assets;

(f)	all Social Media Accounts, and all credentials and content created or used in connection therewith.

1.2  Purchase Price. The Purchaser and the Seller agree that the aggregate consideration to be paid for the Purchased Assets shall be Eight Million Six Hundred and Four Thousand Dollars ($8,604,000.00) (the “Purchase Price”), determined pursuant to a valuation process that has been performed as of May 31, 2022 by Access Partner Professional Services Limited (“Access Partner”), in accordance with instructions and information that have been given to Access Partner by the Seller.

The Purchase Price shall be made by the Purchaser to the Seller by means of One Million Two Hundred and Twenty Thousand Four Hundred and Twenty-Six (1,220,426) shares of the common stock of WAYS (the “Consideration Shares”).1

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby represents and warrants to the Purchaser:

2.1  Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own and operate the App as it is now owned and operated. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of their respective Purchased Assets or the operation of the App as currently operated makes such licensing or qualification necessary, except where failures to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.2 Due Authorization. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement have been duly and validly approved by the board of directors of Seller and no other corporate actions or proceedings on the part of Seller are necessary to authorize this Agreement. Seller has duly and validly executed and delivered this Agreement. This Agreement, constitutes, upon execution and delivery by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller according to its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally or by equitable principles.

2.3  Consents and Approvals; Authority Relevant to this Agreement. (i) the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (a) violate any Law applicable to Seller; (b) violate, conflict with, result in a breach or default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any contract to which the operation of the App is subject; or (c) violate or conflict with the Certificate of Incorporation or Bylaws of Seller; except, in the cases of clauses (a) or (b) above, in such instances as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect), and (ii) no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby (the “Necessary Consents”) except to the extent that the failure to obtain such Necessary Consents would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

[1]	The Seller and the Purchaser agree that the appraised value of the Consideration Shares for the purpose of this Agreement is $7.05/share, which is the weighted average of the closing share price of the Consideration Shares for the sixty (60) trading days up to the date immediately prior to the date of this Agreement.

2.4  Purchased Assets. Seller has good and valid title to, and is the lawful owner of, or has a valid leasehold interest in, its Purchased Assets, free and clear of any Lien, except (a) Liens which shall be removed prior to the closing; (b) mechanic, carrier, workers’ and other similar Liens arising in the ordinary course of business and consistent with past practice; (c) minor imperfections of title, if any, none of which is substantial in amount, materially detract from the value of the Purchased Asset subject thereto or materially impair the operation of the Purchased Assets; and (d) Liens for Taxes not yet due and payable (collectively, the “Permitted Liens”).

2.5  Purchased Contracts. Seller is not in default or breach in any material respect under the terms of any Purchased Contract and, to Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default or breach by Seller under any Purchased Contract. To Seller’s Knowledge, (i) no Purchased Contract has been materially defaulted on or breached, or canceled, by any other party thereto, and (ii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default or breach, or cancellation by any other party to any Purchaser Contract. Seller has not assigned, delegated or otherwise transferred to any person any of its rights, title or interests under any Purchased Contract. Each Purchased Contract is legal, valid and binding against Seller and, to Seller’s Knowledge, the other parties thereto, and in full force and effect and, subject to the terms of this Agreement, will continue as such following the consummation of the transactions contemplated hereby.

2.6 Purchased Licenses. The Purchased Licenses include all licenses and permits necessary for the lawful operation of the App, except where failures to have any such license or permit would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.7  Taxes. Except in such instances as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) all federal, state, local and foreign Tax Returns required by Law to be filed by Seller has been duly filed in a timely manner, and all such Tax Returns were true and complete in all material respects; (b) Seller does not have any material liability due and payable for federal, state, local or foreign Taxes (other than Taxes that are being contested in good faith) that have not been paid or reserved for; (c) to Seller’s Knowledge, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (d) Seller has not received any written notice of deficiency or assessment from any taxing Governmental Authority with respect to material liabilities for Taxes which have not been fully paid or finally settled; and (e) no audit, examination or other proceeding regarding Taxes is in progress or threatened in writing with respect to Seller.

2.8 Compliance with Law. Seller’s operation of the App is in compliance with all applicable Laws, except in such instances as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.9  Litigation. There are no actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting App operations or the Purchased Assets, or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents. No event has occurred and no circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such action.

There are no outstanding orders of any Governmental Authority or unsatisfied judgments or awards to which Seller is subject or to which its assets are bound that would reasonably be expected to have a material and adverse effect on the ability of Seller to perform its obligations under this Agreement.

2.10. Shareholder Approval. The transactions contemplated by this Agreement have been duly approved by the shareholders of Seller.

ARTICLE III
REPRESENTAITONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller:

3.1 Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and carried on.

3.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved under the certificate of formation, operating agreement and similar organizational documents of Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement. This Agreement, upon execution and delivery by Purchaser, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser according to its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally or by equitable principles.

3.3 Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (a) violate any Law applicable to Purchaser; (b) violate, conflict with, result in a breach or default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are subject or bound; or (c) violate or conflict with the certificate of formation, operating agreement and similar organizational documents of Purchaser; except, in the cases of clauses (a) or (b) above, in such instances as would not have a material adverse effect on Purchaser or its ability to perform its obligations under this Agreement.

3.4   Finances; Solvency. Purchaser has available funds necessary to pay the closing Purchase Price payment and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby and thereby. Purchaser will not become insolvent as a result of consummating the transactions contemplated by this Agreement.

3.5 Litigation. There are no actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred and no circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such action.

There are no outstanding orders of any Governmental Authority or unsatisfied judgments or awards to which Purchaser is subject or to which its assets are bound that would reasonably be expected to have a material and adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

ARTICLE IV
CLOSING

6.1 Unless the Parties agree otherwise in writing and subject to the conditions stated in this Agreement, the asset purchase shall occur on or before June 10, 2022, at 5 P.M. Eastern Standard Time (the “Closing Date”). On Closing Date, all of the transactions contemplated by this Agreement shall be carried out to the fullest extent possible and all parties shall do all things and sign all documents as may be necessary to facilitate the carrying out of those transactions.

ARTICLE VII
MISCELLANEOUS

7.1  Denial of Merger. None of the covenants, warranties, representations or undertakings given by any party to this Agreement shall be deemed to merge or be modified on Completion by the carrying out of any transactions or by the doing of any act of things by any party pursuant to this Agreement with the intent that all such covenants, warranties, representations and undertakings shall continue to be fully binding and enforceable by any party against any other party to this Agreement after Completion.

7.2  Denial of Waiver. No party shall be deemed to have waived any of its rights to enforce any of the terms of this Agreement or to make any claim in respect of any breach of this Agreement, unless such waiver is in writing signed by the party giving such waiver.

7.3 Variations. Any amendment or variation of this Agreement must be in writing and signed by all Parties.

7.4   Assignment. Neither party hereto may assign this Agreement without the written consent of the other.

7.5 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the United States and with the laws of the State of New York without giving effect to the choice of law or conflict of law provisions thereof. The Parties hereby consent to jurisdiction and venue in the federal and state courts located in the State of New York.

7.6   Whole Agreement. This Agreement represents the whole agreement between the Parties and no prior representation, understandings, arrangements or undertakings not expressly set out in this Agreement shall have any effect on the construction of the terms of this Agreement or be implied into this Agreement and each party expressly acknowledges to the other party that they have not relied on any such prior representations, understandings, arrangements or undertakings in deciding to enter into this Agreement on the terms herein contained.

[Signature Page Follows]

NY SWAP INC.

By:
Name:
Title:

Date:

PX Capital USA Inc.

By:
Name
Title:

Date: